FOR IMMEDIATE RELEASE	For More Information:
Patrick Lin
plin@processapharma.com
925-683-3218

PROCESSA PHARMACEUTICALS ANNOUNCES PRESENTATION

OF PCS499 DATA AT THE ANNUAL MEETING OF AMERICAN

ACADEMY OF DERMATOLOGY

HANOVER, MD – January 9, 2019 – Processa Pharmaceuticals, Inc. (OTCQB: PCSA), a clinical stage biopharmaceutical company developing products to improve the survival and/or quality of life for patients who have a high unmet medical need condition, announced today that the American Academy of Dermatology (AAD) has selected the Processa presentation on the “Study Design and Preliminary Safety and Tolerability of PCS499 for Treatment of Necrobiosis Lipoidica (NL)” for an oral presentation and ePoster at the 2019 Annual Meeting of Washington, DC, March 1-5, 2019. The presentation will be delivered by Dr. Maya Das, VP of Clinical Research at Processa.

“Although constrained by dose limiting side effects, the off-label success of pentoxifylline (PTX) in a small number of NL patients has demonstrated that a number of the pharmacological properties of PTX and its active metabolites could be beneficial in the treatment of NL. Since PCS499 (a deuterated analog of the major metabolite of PTX) and the PCS499 metabolites have the same pharmacological properties as PTX and its metabolites, our studies, thus far, show that the benefits of PCS499 over PTX in NL are 1) more exposure to NL active moieties (i.e., active drug/metabolites) per mg of drug administered and 2) dose limiting side effects occur at a higher dose for PCS499 even with the higher PCS499 dose resulting in a much greater exposure to NL active moieties,” said David Young, Pharm.D., Ph.D., Processa’s Chief Executive Officer. “We are encouraged by our results and expect that our Phase 2 study will provide more insight into a safe and effective dose of PSC499 for the treatment of NL patients who currently have no approved FDA treatment.”

In addition, an online ePoster will be presented on findings from a study sponsored by Processa that was performed to further understand characteristics of NL and to inform measures of NL disease severity. The study was conducted by a team of researchers led by Dr. Misha Rosenbach at the Perelman School of Medicine at the University of Pennsylvania.

Additional information about our Phase 2 trial in NL patients can be found at www.clinicaltrials.gov.

About Processa Pharmaceuticals, Inc.

Processa Pharmaceuticals, Inc. was founded in 2017 in Hanover, Maryland, with a mission to develop products that can improve the survival and/or quality of life for patients who have a high unmet medical need. The Company acquired the assets of Promet Therapeutics, LLC in October of 2017 and assembled a proven regulatory science development team, management team, and Board of Directors. The Processa drug development team members have been involved with more than 30 drug approvals by the FDA (including drug products targeted to orphan disease conditions) and 100 FDA meetings. PCS499 represents the first Processa drug that can potentially be used in a number of unmet medical need conditions. For more information, please visit http://www.processapharma.com

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

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